Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 1, 2013, relating to the consolidated financial statements, of Trovagene, Inc. and Subsidiaries, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

New York, New York

August 6, 2013